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                                                                    EXHIBIT 99.2
                                                                    ------------

FOR IMMEDIATE RELEASE
Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens First Financial Corp.
(309) 661-8700

Bloomington, Illinois, February 6, 2002 - Citizens First Financial Corp. (Nasdaq
- CFSB), is issuing this press release to correct two of the numbers appearing in the Selected Financial Information table on page 3 of the press release dated February 5, 2002. For the quarter ended December 31, 2001, the Provision for Loan Losses should have been $405,000 and Other Expenses should have been $1,857,000.

These changes do not impact any of the narrative discussion appearing on pages 1 and 2 of the press release. A revised Selected Financial Information table is attached.

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                         CITIZENS FIRST FINANCIAL CORP.
                         SELECTED FINANCIAL INFORMATION
                    (In thousands except for per share data)
                                   (Unaudited)

                                    12/31/01          12/31/00
Balance Sheet Data
------------------
Total assets                        $340,570          $329,890
Cash and cash equivalents           $ 12,931          $ 11,015
Investment securities               $ 15,686          $ 15,054
FHLB stock                          $  4,461          $  4,166
Loans and loans held for sale       $296,175          $286,809
Allowance for loan losses           $  2,421          $  1,826
Deposits                            $236,643          $228,115
Borrowings                          $ 69,643          $ 67,985
Equity capital                      $ 30,913          $ 29,307

Book value per common share         $  20.41          $  18.69


                                       Quarter ended             Year ended
                             12/31/01    12/31/00    12/31/01     12/31/00
                             --------    --------    --------     --------
Summary of Operations
---------------------
Interest income               $ 5,953     $ 6,579     $24,641     $25,049
Interest expense                3,096       3,892      14,418      14,348
                              -------     -------     -------     -------

Net interest income             2,857       2,687      10,223      10,701

Provision for loan losses         405         690         945       3,050
Other income                      240         302       2,098       3,848
Other expense                   1,857       2,041       7,919       8,390
                              -------     -------     -------     -------

Income before income tax          835         258       3,457       3,109
Income tax expense                357         172       1,375       1,279
                              -------     -------     -------     -------

Net income                    $   478     $    86     $ 2,082     $ 1,830
                              =======     =======     =======     =======

Earnings per share:
    Basic                     $  0.32     $  0.06     $  1.39     $  1.00
    Diluted                   $  0.29     $  0.08     $  1.31     $  0.97


Ratios Based on Net Income
--------------------------
Return on average
  stockholders' equity           6.18%       1.01%       6.84%       5.24%
Return on average assets         0.57%       0.10%       0.62%       0.56%
Net interest yield on
  average earning assets         3.60%       3.46%       3.25%       3.52%


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